EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-96816, 333-41931, 333-84737, 333-83022, 333-105965 and 333-134055 and 333-141671 on Form S-8, Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 and Registration Statement No. 333-145517 on Form S-3 of our report dated November 28, 2007, relating to the consolidated financial statements of Central Garden & Pet Company and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle effective September 25, 2005), appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 29, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 28, 2007